EXHIBIT 10.1

COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the “Agreement”) made this 5th day of August 2022 (the “Effective Date”), by and among Astra Energy, Inc., a Nevada corporation, (“Buyer”), and Albert Mardikian (“Seller”). The Buyer and Seller shall collectively be referred to hereafter as the “Parties” and individually as a “Party” unless referred to specifically as the Buyer or the Seller. The common stock owned by Seller to be sold to Buyer was issued by Regreen Technologies, Inc., a California corporation (“Company”), to the Seller.

RECITALS

Seller owns 66,230,268 outstanding and issued shares of common stock of the Company, which are free and clear of any liens, encumbrances, security interests, charges, mortgages, pledges, and any other adverse claims or other restrictions that would prevent the transfer of clear title of the Seller’s 66,230,268 outstanding and issued shares of common stock of the Company to Buyer. As the C.E.O. and a director of the Company, Seller states the Company is not involved in any legal proceedings with exception to known proceedings with G&H as disclosed.

The Company is validly incorporated and operating as a privately owned California corporation in good standing with the California Secretary of State and in compliance with all of its registration and filing requirements.

There are no legal actions and/or proceedings and/or lawsuits pending against Seller that may materially affect this Agreement.

Buyer has authorized shares of common stock to issue of 100,000,000 of which 42,549,540 shares of common stock were issued as of August 31, 2021, pursuant to the Buyer’s amended S-1 Statement filed with the Securities & Exchange Commission on or about June 2, 2022.

Buyer is validly incorporated and is in the process of registering its common stock with the Securities & Exchange Commission to become a publicly owned company. Buyer is in good standing with the Nevada Secretary of State and in compliance with all of its registration and filing requirements.

Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s interest in the Company, which is referred to herein as issued and outstanding shares of common stock in the Company under the terms and conditions of this Agreement.

Under the terms of this Agreement, Seller will convey and deliver Seller’s 66,230,268 shares of common stock of the Company to the Buyer; and Buyer will pay Seller $250,000.00 in cash and 10,000,000 shares of Buyer’s common stock (from Buyer’s unissued and not outstanding shares of common stock) as consideration for the purchase of Seller’s 66,230,268 shares in the common stock of the Company. Seller agrees to transfer the Seller’s 66,230,268 shares in the common stock of the Company to Buyer.

A material representation of the Seller to Buyer in this Agreement is that Seller has assigned to the Company any and all intellectual property that Seller has ever owned (or had any interest in) for which Company has used in its business in the past and present and will use in the future.

These Recitals are incorporated by reference into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), contained herein, and subject to the terms and conditions hereof, the Parties agree to be legally bound to this Agreement as follows:

1.	Agreement to Purchase and Sell.

a.

The Seller will sell to Buyer, and the Buyer agrees to purchase from the Seller, the Seller’s 66,230,268 shares in the common stock of the Company, which are the Seller’s outstanding and issued shares of common stock of the Company for the amount of two hundred fifty thousand U.S. dollars ($250,000.00) and 10,000,000 shares of Buyer’s common stock (from Buyer’s unissued and not outstanding shares of common stock). This consideration that Buyer will pay Seller for his Company’s common stock is referred to hereafter as the “Purchase Price”, including all of the Seller’s rights, title, and interest in and to the 66,230,268 shares in the common stock of the Company that Seller owns. Upon closing of this transaction, Seller shall have no further rights, or interest, in the Company other than what is expressly stated herein. Seller shall receive no further payments, compensation, or other benefits from the Company. Seller shall transfer title to his 66,230,268 shares in the outstanding and issued shares of common stock of the Company to Buyer on the Closing Date. The Closing Date is defined as the date that shall occur no later than 10 days after the date when the SEC makes the Buyer’s pending amended S-1 Statement effective (also known as the “Effective Date”). The Closing Date for this Agreement is August 5, 2022.

	b.	Buyer shall assume responsibility and liability for the following debts of the Company and personal guaranties of Seller:

--American Express for approximately $50,000.00;

--Wells Fargo for approximately $100,000.00;

--Golden Mardikian for approximately $370,000.00;

--G&H Diversified Manufacturing, LP for $2,139,666.00 (as of August 6, 2022) including pending interest imposed by G&H. Paying this in full by no later than September 1, 2022.

--The Beaumont Company office lease wherein Buyer shall assume

Seller’s guarantee.

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c.	Seller shall forgive and waive all rights to payment of any and all other debts payable by Company to Seller.

d.

Buyer and Seller shall enter into a services contract wherein Seller shall provide Buyer with services as its director of research and development for a period of two years for Seller to provide Buyer with services for research and development and operations. The Parties are to negotiate the terms of this contract in good faith.

e.	Buyer shall assume all operating and management responsibilities and duties for the Company after the Closing Date.

f.	Buyer shall provide the Company with capital for all operations and project funding to keep the Company operating as a going concern.

g.	Seller shall provide audited financial statements of the Company to Buyers and any other documentation requested by Buyer for this Agreement.

h.

Buyer shall pay for all of the costs related to the completion of a letter of intent for this Agreement, this Agreement itself, and any related documents that need to be complete to complete this Agreement.

i.

Seller agrees that he is an affiliate of the Buyer after the Closing Date as defined or recognized under applicable securities laws and/or regulations, including that the Buyer’s common stock issued under this Agreement to Buyer shall bear resale restrictions to comply with such laws and regulations.

j.

The Company and its shareholders (which own more than 10% of the Company) have the right of first refusal to purchase the 66,230,268 outstanding and issued shares of common stock of the Company owned by Seller at the same price and on the same terms and conditions as set forth in this Agreement.

k.	Seller has the right to serve on the board of directors of Buyer.

l.

Buyer assumes any and all responsibilities by Seller to receive any payment (of approximately $3,000,000.00) by the Company to Seller for his having transferred to the Company any and all technology patents. These patents and this technology shall remain the property of the Company.

2.

Payment Terms Based On Milestone Achievements. On the Closing Date, the Buyer shall pay a Seller 10,000,000 shares in Buyer’s common stock. The Escrow Agent, if any, will then make the cash and/or common stock shares of Buyer paid into Escrow, if any, (as determined by this Agreement) available to Seller only after Buyer submits a written instruction to the Escrow Agent, if any, to pay Buyer for the achievement of the following milestones at Exhibit A (Buyer shall submit the written instruction to Escrow no later than five business days after the achievement of each of the milestones as set forth in Exhibit A).

The parties will handle this transaction outside of escrow.

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3.	Covenant Not To Compete.

As a material inducement to Buyer to purchase the stock of this Agreement, Seller agrees to the following restrictive covenants:

a.

Seller shall not directly and/or indirectly engage in and/or own any interest in (including acting as an authorized agent for) any legal entity involved in any business currently performed by Company for five years after the Closing Date of this Agreement and that does business (either directly or indirectly to compete against the Company) in all of the geographic area of the United States of America and for the rest of the world since the Company has been engaged and is currently engaged in selling the Company’s machines all over the United State of America and all over the world unless the Buyer provides Seller with express written consent to do so in a writing signed by Buyer. Buyer may withhold such consent in Buyer’s sole discretion.

b.

Seller shall not for five years after the Closing Date of this Agreement solicit any individual that is an authorized agent (including employees) or independent contractor of Buyer or solicit any customer of the Company (now and in the future) to take any act that is inconsistent, or would impair, or would adversely affect the goodwill of the Company, including soliciting any individual to leave the employ of the Company (whether as an employee or independent contractor) to work for any business with which Seller is involved as either an owner, agent, manager, officer, and/or director (or equivalent positions in any legal entity). Buyer must provide its express written consent in Buyer’s sole discretion to permit Seller to engage in the solicitation prohibited herein.

c.

Seller shall not disclose any confidential information from the Closing Date and thereafter in perpetuity unless required to comply with a law, government investigation, use in litigation, or to prepare Seller’s tax returns. Such use shall be minimized to the extent to possible by Seller. Confidential information shall refer to customer lists, billing practices, rates, ads, plans, trade secrets, and/or any proprietary information of the Company, including the names and addresses of employees, independent contractors, and customers of the Company. Once Seller identifies that it needs to use confidential information, Seller shall promptly contact Buyer to identify the confidential information to be used and to provide Buyer with time to seek a protective order or other injunctive relief to preserve the confidentiality of the confidential information at issue.

4.	Representations and Warranties of Buyer. Buyer represents and warrants to and covenants with Seller as of the Effective Date the following:

a.	Buyer has the legal capacity to execute, deliver and perform this Agreement and any instruments or agreements required to be executed and delivered by him under this Agreement.

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b.

The execution, delivery or performance of this Agreement by Buyer and the consummation of this Agreement will not conflict with or will not violate any law applicable to Buyer or will not conflict with or result in any breach of or constitute a default (and any event that would result in a default) or give to others any right of termination, acceleration, or cancellation of any agreement to which Buyer is a party.

c.

No statement by Buyer contained in this Agreement or in any document delivered by Buyer under this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein not misleading or is necessary to provide the information required to be provided herein fully and fairly. Buyer acknowledges he has received all documents he has required to conduct his due diligence herein and no other document relevant to Buyer’s due diligence is pending.

d.

Buyer understands and acknowledges that the Company’s shares of common stock and their transfer under this Agreement have not been registered with the Securities Act of 1933 as amended or the California Corporate Securities Law by reason of specific exemptions therefrom. Buyer acknowledges there is no public market for the Company’s shares of common stock; and, Buyer cannot transfer these shares of common stock unless this transfer is permitted as an exemption to the foregoing statutes.

5.	Representations and Warranties of Seller. Seller represents and warrants to and covenants with Seller as of the Effective Date the following:

a.	Seller has the legal capacity to execute, deliver and perform this Agreement and any instruments or agreements required to be executed and delivered by him under this Agreement.

b.

The execution, delivery or performance of this Agreement by Seller and the consummation of this Agreement will not conflict with or will not violate any law applicable to Seller or will not conflict with or result in any breach of or constitute a default (and any event that would result in a default) or give to others any right of termination, acceleration, or cancellation of any agreement to which Seller is a party.

c.

No statement by Seller contained in this Agreement or in any document delivered by Seller under this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein not misleading or is necessary to provide the information required to be provided herein fully and fairly. Seller acknowledges he has received all documents he has required to conduct his due diligence herein and no other document relevant to Seller’s due diligence is pending.

d.

Seller understands and acknowledges that the Company’s shares of common stock and their transfer under this Agreement have not been registered with the Securities Act of 1933 as amended or the California Corporate Securities Law by reason of specific exemptions therefrom. Seller acknowledges there is no public market for the Company’s shares of common stocks and Seller is transferring his 66,230,268 shares of common stock of the Company to Buyer under exemptions to the foregoing statutes.

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e.

Seller is the sole beneficial and record owner of the 66,230,268 shares of common stock of the Company’s outstanding and issued shares of common stock. There are no other persons or entities with legal or equitable title to the Seller’s shares of common stock that are sold to Buyer in this Agreement.

6.

Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of California.

7.

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, except that Company may not assign or transfer any of its rights or obligations under this Agreement.

8.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy or PDF Formatted copy of this Agreement shall be deemed an original.

9.	Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision.

10.

Legal Fees, Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement, including legal, accounting, and any other professional fees and expenses.

11.

Amendments, Modifications and Waivers. No amendment, change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and the Seller. No waiver of any breach, term, condition or remedy of this Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this agreement, by law, or otherwise afforded the Parties shall be cumulative and not alternative.

12.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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13.

Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

14.

Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or the Seller, the Buyer and the Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

15.	Term, Survival. This Agreement is effective from the Effective Date hereof and shall remain in effect until all the rights and obligations of the Parties hereto have been fully performed.

16.

Assignment. Neither Party may assign this Agreement or its rights or duties hereunder without the other Party’s prior written consent. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, legal representatives, successors, and assigns.

17.

Confidentiality. Except for disclosure to the Parties’ legal counsel, accountants, or financial advisers, the Parties shall not disclose the terms of this Agreement to any person who is not a Party to this Agreement unless disclosure is required by law, authorized by this Agreement, or consented to by both Parties in writing and signed by each Party.

18.

Attorneys' Fees. In the event a Party is required to retain the services of an attorney to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to recover his attorneys' fees, expenses and costs of suit actually incurred.

19.

Waiver. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted by a Party must be in writing to be effective and shall apply solely to the specific instance expressly stated.

20.

Confidential. This Agreement and its terms shall remain confidential and private between the Parties and shall not be disclosed except to comply with any applicable law and/or court order that requires disclosure of this Agreement and/or its terms.

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IN WITNESS WHEREOF, each of the Parties hereto have executed this Agreement as of the date first written above.

AUTHORIZED SIGNATURES ON FOLLOWING PAGE

BUYER Astra Energy, Inc

/s/ Kermit Harris
By: Kermit Harris, President.
Executed on August 05, 2022 at6:15 pm EST

SELLER Albert Mardikian

/s/ Albert Mardikian
By: Albert Mardikian Executed on August 05, 2022 at 4:50 pm

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EXHIBIT A – MILESTONES AND PAYMENT SCHEDULE

A.

On August 5, 2022 (the “Closing date”), or as soon thereafter as administratively feasible, Buyer shall pay Seller 2,500,000 in shares of Buyer’s common stock in exchange for Seller’s 66,230,268 shares of Regreen stock and Sellers’ interest in Regreen Technologies Inc. There shall remain a balance of 7,500,000 common shares of Buyer common stock that shall be transferred to Seller according to the milestones delineated in Exhibit A of this agreement. On September 1, 2022, Buyer shall pay to Escrow, if any, $200,000 as part of consideration to pay Seller for his sale of Regreen shares and interest in Regreen Technologies Inc. to Buyer. On September 1, 2022, Buyer shall make the first payment of $50,000 (as part of the consideration to buy Seller’s shares and interest in Regreen) directly to Seller. If there is no escrow agency, the parties shall deal with one another directly.

B.

Upon completion of the installation and full operation of a Regreen System (a waste processing system made by the Company to convert waste into fuel, fertilizer, or feed) in Hesperia, California site or any other site as the Parties agree in a writing signed by both Parties, Escrow shall pay Seller $50,000.00 cash and 2,500,000 shares of Buyer.

C.

After three months of the Regreen System (installed at the approved site above) operates at a minimum rate of 50% of expected yields (such that for every 2 ton of MSW 1 ton of pellets, briquets, or fluff is produced) Escrow shall pay Seller $50,000.00.

D.

After six months of the Regreen System (installed at the approved site above) operates at a minimum rate of 50% of expected yields, Escrow shall pay Seller 2,500,000 shares of common stock of Buyer and $50,000 to Seller.

E.

After twelve months of the Regreen System (installed at the approved site above) operates at a minimum rate of 50% of expected yields, Escrow shall pay Seller 2,500,000 shares of common stock of Buyer and $50,000 to Seller.

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